CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 29, 2016, relating to the financial statements and financial highlights of US Market Rotation Strategy ETF (formerly US Equity Rotation Strategy ETF), a series of Strategy Shares, for the year ended April 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

August 10, 2016